CYPRESS
PERFORM

January 22, 2014

J. Daniel McCranie
1750 Vista Del Sur
Gilroy, CA 95020

Dear Dan:

Cypress Semiconductor is pleased to offer you the position of Executive Vice President of Sales and Applications, reporting to me. Based on your long and successful career in our industry, I anticipate that you and I will form a team to lead Cypress to its next level.

The offer is for **$2.95 million** in total compensation per year over a three-year period, prorated if you voluntarily leave the company earlier, ~~100% protected for change of control,~~ and fully vesting into your estate in the case of your death.

12/16/2014

12/17/14

Your compensation will have three components:

1) A 2014 base salary of $600,000 per year with an 80% ($480,000) Key Employee Bonus Plan (KEBP) incentive bonus. My take-downs of the KEBP bonus from 2008 through 2013 have been 53%, 55%, 104%, 72%, 1%, and 7%—an average of 49%. If I counted your 2014 KEBP bonus with a conservative 21% factor, it would amount to $100,000 per year in cash compensation. The total cash compensation is thus estimated to be **$700,000**. We will offer monetarily equivalent cash compensation to you in 2015 and 2016 in our normal annual salary review cycle.
2) A Performance Accelerated Restricted Stock Plan (PARS) grant of 150,000 shares for 2014 (and an equivalently valued PARS grant in 2015 and 2016). My take-downs of PARS grants from 2008 through 2013 have been 83%, 90%, 99%, 75%, 29%, 35%—for an average of 69%. If I estimated the value of your 2014 PARS grant with a take-down estimate of 50% and a share value of $10, I would value your 150,000-share PARS grant at **$750,000**.
3) A Special Incentive time-vested stock grant for 2014 valued at **$1,500,000** (150,000 shares @ $10 per share), and an equivalently valued Special Incentive grant in 2015 and 2016.

In 2015 and 2016, the philosophy of your compensation will remain the same:

1) Match the CEO in base salary.
2) Grant PARS stock within the current EVP framework.
3) Fill to $2.95 million with yearly time-vested grants.

Your time-vested shares will be subject to a single proration factor of the percent of AOP revenue achieved, which will have a zero point (not yet determined, but the same as mine) and upside potential in the case the AOP is exceeded.

Sincerely,

T.J. Rodgers
President & CEO

cc: Tom Surrette
Eric Benhamou

TJR/flm
L2308ltr-DanMcCranie-Rev1.docx